EXHIBIT 23.1

CONSENT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NetManage, Inc. on Form S-8 of our report relating to the financial statements of NetManage, Inc. dated March 23, 2006, appearing in the Annual Report on Form 10-K of NetManage, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

San Jose, California
December 26, 2006